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Exhibit 10.42

Executive Relocation Policy

        It is the policy of NeuStar, Inc. to pay for reasonable and necessary expenses of relocating an employee, when such a move is at the request of the Company. These expenses include the relocation of eligible dependents.

        The policy applies to all full-time employees at the executive level relocating between NeuStar locations. The policy also may apply to new hires if relocation is part of the employment offer.

A relocation qualifies under this policy when:

  1)
  The period of the reassignment is expected to be twelve (12) months or longer.
  2)
  The relocation is at the request of the Company.
  3)
  The change in commuting distance between the original work location and the destination work location is 50 miles or more based on the shortest common route.

Relocation Expense Allowances

Shipment of Household Goods

        NeuStar will pay for the shipment of all personal effects to a maximum weight of 21,000 pounds from a single location This includes packing, shipping, unpacking and normal insurance costs (up to $75,000 of insurance). Should your shipment's weight be more than the allowed limits, you will be responsible for paying the amount of the coverage unless prior approval has been given by the Director of Human Resources.

        Shipping of the household goods should commence no later than six (6) months subsequent to the date of the approval of the move, unless specifically authorized.

Special Shipping Charges

        The company will reimburse relocation expenses incurred for the movement of two (2) automobile, appliance services, as well as an extra pick-up at origin or extra delivery at destination.

        Certain personally owned "means of transportation" (recreational vehicles, boats, airplanes, dune buggies, etc.) are excluded from the moving allowances.

Storage

        The company will reimburse for the costs incurred for storage up to a maximum of 60 days. Prior approval is required

One-Way Transportation of Employee and Dependents

        Coach airfare is provided to transport the employee and dependents to the new location. If the employee prefers to drive a personally owned vehicle to the new location, the company will reimburse mileage driven at the current mileage reimbursement rate. Up to two(2) vehicles may be authorized for this means of transportation.

Temporary Living Expense

        The company will reimburse reasonable living expenses while waiting to move to a permanent residence. Temporary living expenses are covered for up to sixty (60) days. Any expenses beyond sixty (60) days must be authorized by the appropriate functional V.P.

House Hunting Trip

        In order for you (and your spouse) to choose a community and a home, you may take up to two (2) trips to visit the new location for a maximum of seven (7) days. You will be reimbursed for coach airfare, hotel, phone, car rental* and meals. Should you use your personal automobile the trip mileage (at the current mileage reimbursement rate) will be reimbursed.

        *(Compact or mid-size car only).

Purchase of New Residence

        The company will reimburse allowable relocation expenses for expenses relating to the purchase of a new primary residence, provided you were previously a homeowner, up to a maximum of 3% of purchase price. These expenses, if incurred, may include the following:

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  Legal fees

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  Title search and insurance

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  Inspection fee

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  Transfer taxes

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  Tax stamps

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  Survey fees

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  Appraisal fee

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  Recording fee

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  Credit checks

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  Loan origination fee, loan service charge or mortgage origination fee

Sale of Current Residence

        The Company will reimburse normal and customary expenses associated with the sale of your current, primary residence, not to exceeded 6% of the sales price.

Miscellaneous Relocation Expenses

        The company recognizes that there may be other additional / incidental costs associated with relocation not covered under any of the above provisions. To compensate for these expenses, the employee can be allotted up to $5,000. This miscellaneous allowance is normally paid upon the move-in at the new residence.

Taxes

        As a reminder, under the U.S. tax laws, all reimbursed relocation expenses with the exception of reimbursement for the cost of moving your household goods, personal effects (including in-transit storage expenses) and the cost of traveling to the new location (including lodging but excluding meals and mileage reimbursement exceeding $0.10 per mile), is considered taxable income for U.S. citizens, permanent residents, and persons holding certain U.S. work authorizations. Taxable expenses include such items as: house hunting trips, temporary lodging, real estate fees, cost associated with the sale and purchase of a house, meal expenses, security deposits, and expenses of getting or breaking a lease.

During the calendar year, the company will reimburse you for taxable relocation expenses. Since these expenses are taxable, the company will provide you with the appropriate federal, state, local and FICA / Medicare tax, based on the supplementary compensation wage tax rates. The Payroll Department will send you a statement explaining all taxes deposited on your behalf and included in your W-2. We encourage you to refer to the IRS Publication 521, Moving Expenses, for more information.

Authorization / Approval

        The Senior Director of Human Resources must approve all relocation expenses.

        If the relocation is between two different departments the department receiving the employee is responsible for the relocation.

        To qualify for reimbursement, all expenses must be incurred within one year from date of relocation expense.

Documentation

        The Relocation Expense Report must be submitted with original receipts in order to obtain reimbursement.

        Employees who accept relocation under these terms are required to sign the Relocation Agreement. If the employee voluntary terminates or is terminated for cause within one (1) year after arrival at the new work location, the employee will be responsible for reimbursing the Company the full amount of all relocation moneys paid to you or others on your behalf.

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Executive Relocation Policy
Relocation Expense Allowances